EXHIBIT 99.1

AMENDMENTS TO THE

AMENDED AND RESTATED 1993 STOCK OPTION PLAN

of FRISCH’S RESTAURANTS, INC.

These amendments to the Amended and Restated 1993 Stock Option Plan of Frisch’s Restaurants, Inc. (the “Plan”) are made and adopted as of this 19th day of December, 2006 by the Board of Directors of Frisch’s Restaurants, Inc. (the “Company”).

WHEREAS:

A.	The amended and restated Plan was approved by the Company’s shareholders on October 5, 1998.

B.	Section 14 of the Plan allows the Board of Directors to modify or amend the Plan, subject to certain restrictions.

C.	These amendments are being adopted to implement Section 409A of the Internal Revenue Code (the “Code”) as added by the American Jobs Creation Act of 2004 (“AJCA”).

D.	These amendments are intended to ensure that the Plan and the Options granted thereunder continue to remain beyond the scope of the types of compensatory arrangements subject to the requirements of Section 409A (i.e., nonqualified arrangements providing for the deferral of compensation). These amendments are intended as good faith compliance with such section and its purpose, which includes consideration of the legislative history and Notice 2005-1, and are to be construed in accordance with the AJCA and guidance issued thereunder. They shall supersede the provisions of the Plan, any award agreement, or any other instrument under which the Plan or an Option is administered or operated to the extent those provisions are inconsistent.

E.	These amendments shall be effective as of the date set forth above.

The Plan is hereby amended as follows:

1.	Section 2(n) is amended to read in its entirety as follows:

“Option Price” means the purchase price per Share subject to an Option. The Option Price shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant.

2.	Section 4(b) is hereby deleted. All other provisions of the Plan relating to Options granted to Directors shall remain applicable to those Director Options granted prior to the date of these amendments.

3.	A new Section 13(c) is added to read in its entirety as follows:

For federal income tax purposes, the Plan and the Options granted hereunder are intended to be exempt from Section 409A of the Code. This Plan and the Options granted hereunder shall be interpreted, operated and administered in a manner consistent with these intentions.

4.	Section 14 is amended by replacing the second sentence in its entirety with the following sentence:

Unless otherwise required by law or integrally related to a requirement of law, no amendment, suspension or termination shall materially impair any Option granted under the Plan without the consent of its Holder.

In all other respects, the Plan shall remain unchanged.